EXHIBIT 14 Code of Business Conduct

A message from Roger Ferguson As we enter our next century of making a difference for the individuals, institutions and communities we serve, each of us can take pride in the fact that TIAA remains one of the most respected names in the financial services industry. We have maintained this honored status not only for what we do, but how we do it: Maintaining the highest ethical standards. In fact, many of you chose to be a part of the TIAA family of companies because of our values and our commitment to “doing the right thing.” Each year, we renew this commitment by reacquainting ourselves with our Code of Business Conduct and attesting to follow it. The Code embodies our high ethical standards and values, and it provides a firm foundation for our mission, brand and commitment to customers. It asks the best of who we are, and strongly encourages each of us to speak up without fear of retaliation when we suspect that something is not right. Please take the time not only to read it, but also to understand and rely upon it in the daily performance of your jobs. As the TIAA family of companies continues to grow around the world, it is imperative that we continue to hold ourselves to the highest standards of conduct and integrity. I am grateful to every employee, past and present, who has contributed to our trusted reputation. The decisions we make today are foundational to the organization we will be tomorrow. I challenge each of us to do our part to help ensure the reputation and success of TIAA for generations to come. Roger W. Ferguson, Jr. President and CEO TIAA Code of Business Conduct 1

The TIAA Code of Business Conduct contains the following sections and topics:

Our culture 2
Our values 3
Why does TIAA have a Code of Business Conduct? 4
The Code of Business Conduct with Guidelines 5
Checklist for Ethical Business Conduct 13
Guidelines for managers 14
Reporting Possible Misconduct 15
Appendix 20

Our culture

TIAA's culture, values and brand have been critical factors in our success, and have served as the foundation for why we occupy a unique place in the world of financial services. Our expertise and our unwavering commitment to integrity and service have all contributed to the organization we are today. Simply stated, our culture comes down to each one of us and the values we bring to our work every day. As we live our values, they work to set us apart from others, reinforcing our stellar reputation and bringing new opportunities for our customers and the TIAA family of companies.

Our values For Teachers Insurance and Annuity Association of America (“TIAA”) and its family of companies, we exist to serve our customers and to provide outcomes that truly matter to them. It is our mission to serve, our ability to perform and the values we embrace that make us different. Here are the values that guide us: Put the Customer First We serve Take Personal Accountability amazing people and institutions. Promises matter. We live our By helping our customers achieve values, take responsibility, deliver financial well-being, we free them results and follow through on our up to better serve the world. commitments to our customers and colleagues. Act with Integrity We are defined by Operate as One Team We’re all on who we are and how we conduct the same team and stronger for it. ourselves. We refuse to compromise We have each other’s backs and our high ethical standards–ever. depend on each other to bring We trust each other and earn our unmatched value to our customers. customers’ trust every day. Deliver Excellence If it’s worth Value Our People Our people make doing, it’s worth doing well. We have the difference and help TIAA stand a winning spirit and strive for the above the rest. To exceed our best result in everything we do. customers’ expectations, we need We are empowered to look for new to help each other succeed. and better ways to do things for That means creating an inclusive the benefit of our customers and environment and giving everyone each other. opportunities to contribute and grow. TIAA Code of Business Conduct 3

Why does TIAA have a Code of Business Conduct? The Code of Business Conduct embodies the values and mission for all employees of the TIAA family of companies and makes plain our requirements of conduct for transacting business. The Code serves as The TIAA Code of an ethical framework for all of our business-related decisions, actions Business Conduct and interactions with our customers, business partners and each other. specifies that we will: Our adherence to this framework remains essential for maintaining our trusted brand name, reputation for excellence and continued success Be Honest and Fair worldwide. Solid corporate values have come to be expected in today’s business world, but what sets us apart is the degree to which we Use Good Judgment incorporate our Code into our daily business conversations, behaviors and decisions. Be Accountable We all must follow the Code of Business Conduct Be Respectful and Each employee of TIAA and its group of companies (which includes Promote Inclusion its subsidiaries, affiliates and companion companies (collectively, “Company”) is required to comply with the TIAA Code of Business Comply with Laws Conduct. Compliance with this Code is also expected of vendors, and Regulations contingent workers and third parties serving this organization. Protect Customer and Each employee must attest to having read and understood the Code Company Information and agree to follow it. Any employee who does not comply with the Code or fails to cooperate fully in the investigation of an alleged Ask Questions and violation is subject to disciplinary action up to and including termination Speak Up of employment. TIAA takes allegations of observed or suspected violations of the TIAA Code of Business Conduct seriously and conducts prompt investigations. We are all expected to cooperate fully with any such investigations by providing accurate and thorough responses. TIAA Code of Business Conduct 4

The Code of Business Conduct with Guidelines

1. Be Honest and Fair We are committed to conducting our business affairs honestly, fairly and with transparency, and believe all three are essential for winning and maintaining our customers’ trust. We must maintain high standards of ethical business conduct and display personal integrity at all times. Doing so is paramount to protecting our Company’s reputation and meeting our commitments to the people with whom we work and the customers and institutions we serve. Guidelines for Being Honest and Fair Honesty fairness and Deal fairly with everyone, including customers, suppliers, competitors straightforwardness of and employees while also remembering your professional responsibility comes before your personal interests. conduct; adherence to the facts Do not take unfair advantage of another person or party through improper business practices, including: manipulation, fraud, coercion, Fair intimidation, concealment, misuse of confidential information, misrepresentations or criminal wrongdoing. just, honorable Be clear and forthright concerning your motivations, priorities and decisions. Deliver excellence through outstanding work and service to our customers. Listen to our customers and help them make sound financial decisions. Obtain appropriate approval before engaging in activities that could pose a potential conflict of interest, such as public office, board appointments, political contributions, secondary employment and other outside business activities, business investments and gifts. Your position at TIAA cannot be used for inappropriate personal gain for you or a member of your family. TIAA Code of Business Conduct 6

2. Use Good Judgment Exercising good judgment involves thinking things through and considering the short- and long-term consequences of a decision or action. This may involve sharing information, working through ideas with others and sometimes holding off on an action to avoid a harmful outcome. We should be thoughtful in our approach and conduct ourselves in a way that aligns with TIAA’s mission and values. Let’s never forget that our Company’s reputation is one of its most valuable assets. Using good judgment is an important way to safeguard it. Each of us plays a vital role in protecting the TIAA name and associated brands and has a stake in the success of our efforts. Guidelines for Using Good Judgment Judgment the process of forming an Obtain input and signoff as appropriate from key internal partners opinion or evaluation by before finalizing a decision. Take action to ensure all relevant considerations are taken into account and appropriately weighed, discerning and comparing consistent with the Company’s mission and values. Act as a brand ambassador whenever you represent the Company externally, whether for work, business travel or other reasons. Exercise care in the use of email, the Internet and social media on behalf of the Company or when using Company resources. Choose words carefully when responding to inquiries or representing our Company with customers or industry groups. Direct all media-related inquiries to the Company to your Communications representative. Uphold our Company’s values and rules in regard to gifts, entertainment, sourcing and solicitation. Comply with our organization’s policies regarding conflicts of interest. If you are unsure, consult your Compliance Officer or Human Resources representative. Understand, identify and mitigate risks that may arise from your responsibilities, which include knowing what options are available and the impact of your choices. TIAA Code of Business Conduct 7

3. Be Accountable We are personally accountable and answerable for what we do, say and write. We not only take ownership of our own job responsibilities, but support our managers, teams and colleagues as they carry out their duties and obligations. We accept the fact that we’re only human and may make mistakes. When mistakes happen, we own our role and do what we can to correct them. Guidelines for Being Accountable Accountable to explain actions and Respect and follow internal policies and procedures. decisions to someone; to be Take personal responsibility for your words and actions. responsible for something Admit to mistakes and take action to correct them. Keep your promises and commitments. Help each other succeed in helping our customers. Work with others to accomplish goals and objectives. Prepare and submit timely and accurate financial reports.

4. Be Respectful and Promote Inclusion Mutual respect and professional conduct are, and have always been, central to our corporate culture. We are aware of and value the diversity of our employees, and take steps to ensure that every company in the TIAA family provides an inclusive workplace for all employees. We understand that our differences make us stronger by vetting our ideas and plans against the experiences and opinions of others, and we value those experiences and opinions for their ability to lead us to better outcomes. We cannot allow our differences to become a source of disrespect, exclusion or discrimination. Rather, they must always be a source of strength that is leveraged for the continued success of the Company. Guidelines for Respect and Inclusion Respect regard, esteem, Respect differences of opinion, perspectives or approaches to a deference, admiration particular situation. Inclusion Treat everyone fairly, without regard to age, race, gender, ethnicity, sexual orientation, gender identity, disability, religion or any other action of including category protected by applicable law. Discrimination, harassment or bringing a person and retaliation are strictly prohibited, as is engaging in intimidating, into a group or demeaning or offensive behavior. conversation for purposes Value and use diversity and its many dimensions to enrich our business of active participation results and practices. TIAA Code of Business Conduct 9

5. Comply with Laws and Regulations Our business activities are subject to many laws and regulations, including comprehensive regulations governing our insurance, retirement, asset management and banking activities. In addition, non-discrimination and other employment laws govern the workplace. We are committed to conducting our business in a compliant manner. All employees are responsible for understanding and following the specific legal and regulatory requirements that apply to our activities, as well as applicable policies and procedures. Guidelines for Complying with Laws and Regulations Comply to conform, submit or adapt Know and comply with federal, state and local laws and regulations as required or requested applicable to your job responsibilities. Know and comply with corporate, business unit and support area policies and procedures applicable to your job responsibilities. Complete mandatory training and required attestations on time. Maintain required licenses and registrations, including continuing education. Ask for guidance and/or clarification about applicable laws, regulations, policies and procedures when you have a question or are uncertain about their requirements. Report any concerns about matters that may put the Company or our customers at risk or conduct that may violate this Code. You are encouraged to raise good faith concerns without fear of retaliation, which is not tolerated by the Company. TIAA Code of Business Conduct 10

6. Protect Customer and Company Information All of us who work in the TIAA family of companies are required to protect customer and Company information. That means we should review or share customer information only to the extent permitted, required and necessary to conduct the business of our Company. Proprietary business information—including customer data, investment data, product information and business strategy—should be shared only with appropriate parties on a need-to-know basis. Guidelines for Protecting Customer and Protect Company Information to cover or shield from exposure, injury, damage Follow information security and privacy standards and procedures for or destruction; guard handling customer and business information. Do not alter, misrepresent or manipulate company records or financial reports. Accurate and thorough records must be maintained in accordance with record retention requirements, including the destruction of company records, as established by law, regulation or company policy. Report any suspicious activity or behavior that could compromise Company or customer information. Immediately report any possible breach of information security or compromise of proprietary data. TIAA Code of Business Conduct 11

7. Ask Questions and Speak Up Our corporate culture empowers employees to Speak Up by asking questions, voicing concerns and sharing opinions in good faith. We work in a complicated business with many legal, regulatory and business requirements, and we face numerous demands on our time. When we are unsure about how to proceed or just want clarification on a matter, we should feel free to ask questions. When you have concerns, Speak Up. You should raise them by speaking to your manager or another manager, or by making a report through the Ethics Helpline. See the Reporting Possible Misconduct section for more information on how to report and to determine the most appropriate reporting solution for your concern. Guidelines for Asking Questions and Speaking Up Speak Up means to ask questions, If there is something you do not understand, ask someone who is in a voice concerns and share position to help you. opinions in good faith If you have concerns about work-related issues, tell someone who can with intent to add value or best do something about it. mitigate a possible risk Do not demean colleagues who express a different opinion, perspective or point of view. Do not retaliate against an employee who Speaks Up. TIAA Code of Business Conduct 12

Checklist for Ethical Business Conduct Use the following questions to help you follow our Code when representing or making decisions on behalf of the Company. They provide guidance and direction for compliance that may be helpful to you on a daily basis. Please Is the proposed activity legal? remember… Are you acting ethically, fairly and in good faith? Neither the Code nor these guidelines can anticipate Is this activity consistent with TIAA’s values? every possible situation. If you need guidance or Are you acting in the best interest of the customer? assistance on a matter related to ethical conduct, Could this activity be considered fraudulent or misleading? speak to your manager or to an employee in a Could this activity damage TIAA’s reputation or brand image? supporting or advisory role, such as Human Could TIAA lose customers if this information were made Resources, Compliance or publicly available? Internal Investigations. Would you be embarrassed if the detail of this activity were known by your colleagues, team members or family and friends, or if it appeared in a newspaper or on the Internet? Could this activity in any way be interpreted as, or appear to be, inappropriate or unethical behavior? TIAA Code of Business Conduct 13

Guidelines for managers Take your management Address right away any Follow up on all reports and supervision suspicions of ethical concerns brought to your attention. responsibilities seriously. or misconduct brought to you in good faith and escalate serious concerns for further investigation. Inform your team about Point out and explain Never ignore a report of options for reporting pertinent laws, regulations, conduct that is in conflict possible misconduct. policies and compliance with our policy of diversity manuals related to your work. and inclusion. Seek assistance from Do not engage in retaliation Lead by example. Be a your Human Resources against an employee who role model for personal Business Partner. Speaks Up. integrity and ethical business conduct. Encourage employees to Provide guidance to direct Answer questions ask questions and foster reports and others who are promptly. The sooner you an environment that questioning a decision or respond, the sooner the welcomes them. course of action. problem will be addressed. TIAA Code of Business Conduct 14

Reporting Possible Misconduct

If you suspect or witness possible misconduct If you suspect or witness what you believe in good faith to be a violation of this Code, law, regulation or Company policy, Speak Up immediately. It is much easier for TIAA to fix a problem than a damaged reputation. There are a number of different options and ways to relay your concerns. Speak Up without fear of retaliation TIAA encourages employees to voice concerns freely. Fear of retaliation should never be a deterrent to Speaking Up. We take seriously all claims of retaliation against those who Speak Up and will investigate all such claims. The Company does not tolerate retaliation against an employee who Speaks Up, as part of or outside of an investigation. Individuals who retaliate will be subject to disciplinary action up to and including termination of employment. It is important that you call the correct Ethics Helpline number for your company/location. A list of Ethics Helpline phone numbers can be found in the directory at the end of the Code. Speak Up resources1: Lots of ways to be heard Any manager General Counsel for your organization Employee Relations: Compliance Officer for your organization 844-4-TIAAHR (option 7) or HRServices@tiaa.org Ethics Helpline: Any HR Business Partner or similar contact 877-774-6492 (anonymous reporting where Internal Investigations: permitted by law) or use the web reporting form: 212-916-5668 or internalinvestigations@tiaa.org www.tiaaethics.org Global Security Team: 866-800-0012 or sechotline@tiaa.org or corporatesecurity@tiaa.org TIAA Code of Business Conduct 16

Guidelines for reporting misconduct Maintain your integrity. Always report in Speak Up about any good faith. activity that could be harmful to a fellow employee, the brand or the reputation of Use discretion. the Company. If helpful, seek guidance from a trusted partner, such as your HR Business Cooperate with any Partner, Compliance subsequent investigation Officer, Internal Be specific about the or other follow-up related Investigations or your activity you observed to your report. manager. If you are subject or experienced. to the Advisers Act, report possible noncompliance to your Compliance Officer. Be clear about the problem or risk presented by the activity when Report to prevent or stop reporting a concern. unfair or inappropriate behavior such as harassment or abuse. TIAA Code of Business Conduct 17

Helpline Directory The TIAA Ethics Helpline has dedicated telephone numbers in the countries as indicated below: India 000-800-0501-964 United Kingdom 0800-069-8160 United States 1-877-774-6492 For all other countries in the chart below, call center representatives of Convercent and My Safe Workplace will greet you. Please be prepared to provide your employer name so that your report is routed appropriately. Ethics Helpline International Numbers Australia France Australia 1-800-763-983 France 0805-080339 Austria Germany Austria 0800-281119 Germany 0800-181-2396 Brazil* Hong Kong Brazil 0-800-892-2299 Hong Kong 800-906-069 Canada Italy Canada 1-800-235-6302 Italy 800-727-406 Chile Japan Chile 1230-020-3559 Japan 0800-170-5621 China Luxembourg China 400-120-3062 Luxembourg 0-800-27-311 Colombia* Netherlands* Colombia 844-397-3235 Netherlands 0-800-022-0441 Colombia (Bogota – local) +57-13816523 Panama Denmark Panama 800-2066 Denmark 8082-0058 Poland Finland Poland 00-800-141-0213 Finland 0800-07-635 * Anonymous reporting not permitted. TIAA Code of Business Conduct 18

Helpline Directory (cont’d) Romania* Sweden Romania 0-800-360-228 Sweden 020-889-823 Singapore Uruguay Singapore 800-852-3912 Uruguay 000-401-912-22 Spain* Spain 900-905460 * Anonymous reporting not permitted. TIAA Code of Business Conduct 19

Appendix Our Obligations as a U.S. At-Will Employment Government Contractor The Code and Guidelines are not intended to, and do not, create an employment contract (or other contractual Our Company has special obligations regarding fair obligation) of any kind with any Company employee. employment practices and is subject to regulatory Unless otherwise provided by written agreement with oversight of our hiring and workplace policies. your employer, your employment is “at-will,” meaning We are committed to providing equal opportunity that either you or your employer may end employment in all of our employment practices, including hiring, without notice for any reason or no reason at all. Further, promotion, transfer and compensation of all applicants nothing herein constitutes conditions of employment or and employees without regard to race, color, sex, sexual should be construed as express or implied contractual orientation, gender identity, religion, age, marital status, commitments by the Company. national origin, disability, citizenship status, veteran status, genetic information or any other “protected Respect for Your Rights category” set by applicable law. Nothing in this Code or any Company policy shall, or In addition to respecting protected categories, we are shall be construed to, limit any employee’s right, if any, respectful and considerate of every individual in the to discuss the terms and conditions of employment or conduct of our business, regardless of differences in to engage in protected concerted activity as defined belief systems, styles, experiences, perspectives and by law (such as the Section 7 of the U.S. National other things that shape their uniqueness. Labor Relations Act). In addition, neither this Code nor any Company policy shall be construed to prohibit you Non-U.S. Operations from filing a complaint or communicating, reporting or assisting in the reporting or investigation of possible As the Company expands its operations internationally, violations of federal, state or local law or regulations to the management principles established in the Code any governmental agency or self-regulatory organization, will apply absent potential conflicts with applicable or making other disclosures that reasonably may be laws in other jurisdictions. These conflicts may involve protected under whistleblower or other provisions of applicable laws of two or more countries or this Code any applicable federal, state or local law or regulation. and applicable non-U.S. laws. If such a circumstance Prior authorization of, or notice to, TIAA is not required presents, please consult with Oversight and Advocacy to make any such reports or disclosures. However, the for guidance on how to resolve that conflict properly. organization wants employees to share such concerns anonymously (in countries where permitted by law), if desired, by contacting the Ethics Helpline without fear of retaliation. Phone numbers for the Ethics Helpline can be found in the Helpline Directory section of this Code. TIAA Code of Business Conduct 20

1 For associates outside the United States, use the email addresses provided for Employee Relations, Internal Investigations and Global Security as the listed telephone numbers may not be appropriate. For associates in India, use Grievance@in.tiaa.org for Employee Relations and DL_SecurityHelpdeskGodrejOne@tiaa.org for Global Security. In some countries, international regulators provide confidential hotlines of which staff must be made aware at their workplace. Telephone instructions for the Ethics Helpline for international associates can be found in the TIAA Code of Business Conduct on pages 18 and 19. TIAA Code of Business Conduct ©2020 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017 141035160 (01/20)